Exhibit 3.26

OPERATING AGREEMENT

OF OCHI ADVERTISING FUND LLC

THIS OPERATING AGREEMENT OF OCHI ADVERTISING FUND LLC (the “Agreement”) is made and entered into effective as of January 1, 2012 (the “Effective Date”), by OCH INTERNATIONAL, INC., an Oregon corporation as the sole member (the “Member”).

SECTION 1. THE LIMITED LIABILITY COMPANY

1.1 Formation. The name of the limited liability company is OCHI Advertising Fund LLC (the “Company”). The execution and filing of the Articles of Organization of the Company with the Oregon Secretary of State created the Company under the Oregon Limited Liability Company Act (the “Act”). The Member hereby organizes the Company, on the terms and conditions set forth in this Agreement and pursuant to the Act. The rights and obligations of the Company and its Member shall be as provided in the Act, except as otherwise expressly provided in this Agreement.

1.2 Purpose. The purpose of the Company is to engage in any lawful business, including, but not limited to, the collection and administration of advertising funds on behalf of the franchisees of Oil Can Henrys. The Company shall maintain two separate divisions and separate books and records for each such division. One division shall be known as the Advertising Fund and the second division shall be known as the System-Wide Advertising Fund.

1.3 Duration. The Articles set forth the life of the Company.

1.4 Registered Office and Agent. The registered office of the Company shall be located in the state of Oregon at the location designated in the Articles or at such other location as may be selected by the Member on the filing of any notices required by law. The initial registered agent shall be the person or entity designated as such in the Articles. The registered agent shall have a business office identical with such registered office.

1.5 Defects as to Formalities. A failure to observe any formalities or requirements of this Agreement, the Articles or the Act shall not be grounds for imposing personal liability on the Member for liabilities or obligations of the Company.

SECTION 2. NAME, ADDRESS, MEMBERSHIP

INTEREST, AND CAPITAL CONTRIBUTION OF MEMBER

2.1 Name, Address and Membership Interest. The name, address, initial capital contribution and membership interest of the Member are as follows:

2.1.1 Name and Address:

OCH International, Inc.

19150 SW 90th Avenue

Tualatin, OR 97062

2.1.2 Initial Contribution: The initial contribution consists of $ 8,205.41to be contributed to the Advertising Fund and $ 52,441.82 to be contributed to the System-Wide Advertising Fund for a total initial contribution of $ 60,647.23.

2.1.3 Membership Interest of Member: 100%

2.2 Initial Contribution. The Member shall contribute the consideration described in subsection 2.1.2 upon the Member’s signing of this Agreement.

SECTION 3. MEMBER LIABILITY

The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law. The Member shall not be personally liable for any debts or losses of the Company, except as required by law or by this Section 3. If the Member rightfully receives the return, in whole or in part, of the Member’s capital contribution to the Company, the Member is nevertheless liable to the Company only to the extent now or hereafter provided by the Act. If the Member receives a distribution by the Company that is in violation of Section 63.229 of the Act (i.e., made when the Company is unable to pay its debts as they become due in the ordinary course of business or made when the Company’s liabilities exceed its assets (after giving effect to the distribution)) and if the Member knew, or should have known, that such distribution was at the time in violation of Section 63.229 of the Act, the Member is liable to the Company for a period of two (2) years after such distribution for the amount of the distribution.

SECTION 4. ACTIONS OF MEMBER; ORGANIZATIONAL MATTERS

4.1 Actions of Member. All determinations, approvals and actions with respect to the affairs of the Company shall be made by vote of the Member. Any such determination, approval or action required or permitted to be taken by the Member shall be approved if the Member votes in favor thereof, which vote may, at the Member’s option, be documented by written consent or other written instrument. A record shall be maintained of the major determinations, approvals or actions of the Member with respect to the affairs of the Company, and shall be kept with the other books and records of the Company.

4.2 Approval of Certain Organizational Matters. By executing this Agreement, the Member hereby approves the following:

4.2.1 All items described in the attached Exhibit A; and

4.2.2 The establishment by the Company of one or more bank accounts for each of the divisions of the Company with any institution(s), the accounts or deposits of which are insured or guaranteed, subject to reasonable limitations, by an agency of the United States government.

SECTION 5. MANAGEMENT

5.1 Management. The management of the business and affairs of the Company and its property shall be vested in the Member.

5.2 Books and Records. Full and complete books and records, including those specified in Section 63.771 of the Act, shall be maintained by the Company at all times.

SECTION 6. DISTRIBUTIONS

6.1 Net Cash. It is anticipated that no cash will be distributed by the Company to its Member because the cash will be used for advertising purposes. However, nothing in this Section 6 shall preclude the Member from receiving reimbursement from the Company for funds advanced to the Company by the Member or preclude the Member from receiving a distribution from the Company consistent with the goals and objectives of the Oil Can Henrys advertising program.

62 Limitations on Distributions. Notwithstanding anything contained in this Agreement or the Articles to the contrary, no distribution shall be made to the Member in violation of the Act (including Section 63.229).

SECTION 7. INDEMNITY

The Company shall indemnify the Member and shall make advances for expenses, to the maximum extent permitted under the Act; provided, however, that this provision shall not eliminate or limit the Member’s liability for:

(a) Any breach of the Member’s duty of loyalty to the Company as described in this Agreement;

(b) Acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

(c) Any unlawful distribution under the Act; or

(d) Any transaction from which the Member derives an improper personal benefit.

SECTION 8. DISSOLUTION AND WINDING UP

8.1 Dissolution Events. The Company shall dissolve and commence winding up and liquidating on the first to occur of any of the following (“Dissolution Event(s)”):

8.1.1 The vote of the Member to dissolve the Company;

8.1.2 The sale or other disposition (other than lease) of all or substantially all of the Company’s property, unless the Member elects to continue the Company following the sale or disposition;

8.1.3 The death of the Member, unless the personal representative of the Member’s estate elects to continue the Company following the Member’s death; or

8.1.4 Any other event under Section 63.621 of the Act for which the Act does not permit elimination in the Articles or in this Agreement.

The foregoing events shall be the exclusive events that shall cause the dissolution and winding up of the Company.

8.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Member, and the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all obligations in this Agreement shall continue in full force and effect until such time as the Company property has been distributed pursuant to this subsection 8.2. The Member shall (1) be responsible for overseeing the winding up and dissolution of the Company, (2) take full account of the Company’s liabilities and assets, (3) cause the Company property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and (4) cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as determined by the Member, subject to requirements of the Act or other applicable law.

8.3 Notice of Dissolution. If a Dissolution Event occurs and the Company is dissolved and liquidated, the Company shall, within thirty (30) days thereafter, provide written notice thereof to the Member and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Member) and shall comply with the notice and publication provisions of ORS 63.641 and ORS 63.644.

SECTION 9. GENERAL CONTRACT PROVISIONS

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Oregon.

9.2 Savings Clause. If any provision of this Agreement shall be held to be invalid and unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected hereby.

9.3 No Third-Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the Member and shall create no rights enforceable by any third party, including creditors of the Company, except as otherwise required by the Act or other applicable law.

9.4 Original Ownership. The Company was originally known as “NPCK, LLC.” The original owner of the Company, Randall B. Bateman, never used the Company for transacting any business and transferred the Membership Interests of the Company to OCH International, Inc. The Company was formally organized effective January 1, 2012, although Articles of Amendment to the Articles of Organization, changing the Company name, did not occur until April of 2012.

IN WITNESS WHEREOF, the Member has executed this Agreement with the intent that it be effective as of the Effective Date.

OCH INTERNATIONAL, INC., an Oregon corporation

By:	/s/ Christopher J. Shepanek
Christopher J. Shepanek, CEO

EXHIBIT A

Items approved by Member as a part of organization of Company:

1. The Member, on behalf of the Company, is authorized to sign checks and withdrawals with respect to the Company’s bank accounts established pursuant to subsection 4.2.2, together with any documents that may be required in connection with establishing and maintaining the Company’s bank accounts.

2. The Company is authorized to borrow such funds as may be necessary or desirable to carry out the purposes of the Company as set forth in subsection 1.2, and Christopher J. Shepanek, as the CEO of the Member, on behalf of the Company, is authorized to execute such evidences of indebtedness and other instruments as may be required for such borrowing.